SCHEDULE 14A
                                 (Rule 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

                    Proxy Statement Pursuant to Section 14(a)
             of the Securities Exchange Act of 1934 (Amendment No. )


Filed by the registrant / /

Filed by a party other than the registrant /X/

Check the appropriate box:

         / /      Preliminary Proxy Statement
         / /      Confidential,  for Use of the Commission Only (as permitted by
                  Rule 14a-6(e)2))
         / /      Definitive Proxy Statement
         / /      Definitive Additional Materials
         /X/      Soliciting Material Pursuant to Rule 14(a)-12


                               NASHUA CORPORATION
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                  (Name of Registrant as Specified in Charter)


                            NEWCASTLE PARTNERS, L.P.
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      (Name of Person(s) filing Proxy Statement, if other than Registrant)

         Payment of filing fee (check the appropriate box):
         /X/      No fee required.
         / /      Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
                  and 0-11.

         (1) Title of each class of securities to which transaction applies: Not applicable
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         (2)      Aggregate number of securities to which  transaction  applies:
                  Not applicable
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         (3)      Per  unit  price  or other  underlying  value  of  transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): Not applicable
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         (4)      Proposed   maximum   aggregate  value  of   transaction:   Not
                  applicable
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         (5)      Total fee paid: Not applicable
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         / /      Fee paid previously with preliminary materials.

         / / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

         (1)      Amount Previously Paid: Not applicable
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         (2)      Form, Schedule or Registration Statement no.: Not applicable
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         (3)      Filing Party: Not applicable
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         (4)      Date Filed: Not applicable

CONTACTS:
Mark E. Schwarz
Newcastle Partners, L.P.
(214) 559-7145
John A. (Pete) Bricker, Jr.
(214) 369-5004


              NEWCASTLE PARTNERS FORMS VALUE REALIZATION COMMITTEE ANNOUNCES NOMINEES FOR ELECTION TO NASHUA CORPORATION BOARD


Dallas, Texas, March 9, 2000....  Newcastle Partners,  L.P., Mark E. Schwarz and
John A. (Pete) Bricker, Jr. announced today they have formed the Newcastle Partners' Value Realization Committee for the purpose of electing four nominees to the Board of Nashua Corporation (NYSE:NSH).

On February 24, 2000 the committee notified Nashua of its nomination of Mark E. Schwarz, John A. (Pete) Bricker, Jr., Dan E. Bruhl, M.D. and Joseph A. Malick for election to Nashua's Board of Directors. As Nashua's Board currently comprises seven Directors, the Value Realization Committee Nominees will, if elected, constitute a majority of the Board.

The Value Realization Committee is seeking control of Nashua's Board in order to cause the company to conduct a comprehensive and impartial review of all available options for realizing increased value for shareholders. The company currently has substantial excess cash and significant hidden asset values, and, in the opinion of the Committee, is worth substantially more than its current market price. Management has stated its intent to use the company's resources to make a major acquisition. The Committee is concerned that this is not the best option for realizing increased value for shareholders, and that other, potentially more attractive options have not been given due consideration.

The Value Realization Committee intends to make a preliminary filing with the SEC of proxy materials to be used to solicit votes for the election of its nominees at Nashua's Annual Meeting of Shareholders, which is currently scheduled for April 25. The Committee has retained D.F. King & Co., Inc. to advise it in soliciting proxies for Nashua's annual meeting.

The Value Realization Committee strongly advises all Nashua shareholders to read the proxy statement when it is available because it will contain important information. Such proxy statement will be available at no charge on the SEC's web site at HTTP://WWW.SEC.GOV. The participants in any solicitation that may be represented by the attached press release and in the anticipated proxy solicitation are the Value Realization Committee, Newcastle Partners, L.P., Mark
E. Schwarz, John A. (Pete) Bricker, Jr., Dan E. Bruhl, M.D. and Joseph A. Malick. In the aggregate, such parties beneficially own 110,300 shares of common stock of Nashua, representing approximately 1.9% of


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

the outstanding shares of common stock. 110,200 of such shares are beneficially owned by Newcastle Partners, L.P., of which Mr. Schwarz is the general partner. Mr. Schwarz may be deemed to beneficially own the shares of common stock of Nashua beneficially owned by Newcastle Partners, L.P. The remaining 100 of such shares are beneficially owned by Mr. Bricker.


Newcastle Partners, L.P. is a private investment firm based in Dallas, Texas. John A. (Pete) Bricker, Jr. is a private investor based in Dallas, Texas.


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